Exhibit 3.1
AMENDMENT OF AMENDED AND RESTATED BYLAWS
OF
CADENCE PHARMACEUTICALS, INC.
DECEMBER 14, 2007
The Amended and Restated Bylaws of Cadence Pharmaceuticals, Inc. are amended as follows:
1.     Article VI, Section 1 of the Amended and Restated Bylaws is hereby amended and restated in its entirety as follows:
Section 1.     FORM AND EXECUTION OF CERTIFICATES.  Shares of the corporation’s stock may be certificated or uncertificated, as provided under Delaware law. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the President or a Vice President and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.
2. Article VI, Section 5 of the Amended and Restated Bylaws is hereby amended and restated in its entirety as follows:
Section 5.     TRANSFERS OF STOCK.  Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by a certificate, upon surrender to the corporation, or the transfer agent of the corporation of a certificate or certificates for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer for a like number of shares.